Exhibit 5.2

[Letterhead of Quarles & Brady LLP]

July 15, 2005

Actuant Corporation

6100 Baker Road

Milwaukee, WI 53209

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Actuant Corporation, a Wisconsin corporation (the “Company”) on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed offering on a delayed basis pursuant to Rule 415 under the Act of (i) one or more series of the Company’s debt securities (the “Debt Securities”), (ii) shares of the Company’s Class A Common Stock, par value $.20 per share (the “Common Shares”), (iii) shares of the Company Cumulative Preferred Stock, $1.00 par value (“Preferred Shares” which may be represented by Depositary Shares), (iv) warrants for Common Shares, Preferred Shares or Debt Securities (“Warrants”), (v) stock purchase contracts, (vi) stock purchase units, (vii) preferred securities representing preferred undivided beneficial interests in the assets of the Actuant Corporation Capital Trust I and II (the “Preferred Securities”), and/or (viii) the guarantee by the Company of any of the Preferred Securities issued by Actuant Corporation Capital Trust I or II for an aggregate initial offering price not to exceed $900,000,000.

We have examined (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws, as amended to date; (iii) corporate proceedings of the Company relating to the Registration Statement, the Common Shares, Preferred Shares, Depositary Shares and Warrants and the transactions contemplated thereby; and (iv) such other documents, and such matters of law, as we have deemed necessary in order to render this opinion.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the terms of each particular issue of Common Shares, Preferred Shares Depositary Shares and Warrants offered and the terms of the offering thereof; (iii) all Common Shares, Preferred Shares, Depositary Shares and Warrants will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) if Debt Securities or Warrants for Debt Securities are issued the indenture governing the issuance will have been duly qualified under the

Actuant Corporation

July 15, 2005

Trust Indenture Act of 1939, as amended, and will have been duly authorized, executed and delivered by the Company and the Trustee; and (v) a definitive purchase, underwriting, warrant or similar agreement with respect to any Common Shares, Preferred Shares, Depositary Shares or Warrants offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

On the basis of and subject to the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation validly existing under the laws of the State of Wisconsin.

2.	With respect to each offering of the Common Shares, Preferred Shares, Depositary Shares or Warrants, when (a) the issuance of such Common Shares, Preferred Shares, Depositary Shares or Warrants, the terms of the offering thereof and related matters shall have been duly authorized by all necessary Board action; and (b) such Common Shares, Preferred Shares, Depositary Shares or Warrants have been duly issued in accordance with such authorization and the provisions of the applicable definitive purchase, underwriting, depositary, warrant or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, (x) such Common Shares or Preferred Shares will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case, (y) such Warrants for Common Shares or Preferred Shares will be duly authorized and legally issued, and (z) the Depositary Shares will be duly authorized and legally issued.

We do not express any opinion herein regarding Actuant Corporation Capital Trust I or II, or regarding the validity or binding nature of the Debt Securities (or warrants relating thereto), stock purchase units, stock purchase contracts, Preferred Securities and/or guarantees, which matters are being addressed by other counsel.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Certain Legal Matters” in the Prospectus constituting a part thereof. In giving our consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Quarles & Brady LLP
QUARLES & BRADY LLP

WJS:cls